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Exhibit 11:
                            TranSwitch Corporation
                  Computation of Earnings per Share (1)(2)(3)
                                  (Unaudited)
                     (in thousands, except per share data)


                                               Three Months Ended
                                                    March 31,
                                                 2001      2000
                                                 ----      ----

Basic earnings per share:
  Net income                                   $ 5,559   $ 6,478
                                               =======   =======
  Weighted average number of common shares
   outstanding during the period                84,619    80,132
                                               -------   -------

  Basic earnings per share                     $  0.07   $  0.08
                                               =======   =======


Diluted earnings per share:
  Net income                                   $ 5,559   $ 6,478

  Weighted average number of common shares
   outstanding during the period                84,619    80,132

  Common stock issuable with respect to:
  Stock options                                  4,456     6,580
                                               -------   -------

  Adjusted weighted average number of shares
   outstanding during the period                89,075    86,712
                                               =======   =======

  Diluted earnings per share                   $  0.06   $  0.07
                                               =======   =======

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(1)  This exhibit should be read in connection with "Consolidated Statement of
     Stockholders' Equity and Comprehensive Income" in Note 6 of Notes to Unaudited Consolidated Financial Statements.

(2) Share and per share data reflect the three-for-two stock split effective June 8, 1999, the three-for-two stock split effective January 10, 2000, and the two-for-one stock split effective August 10, 2000. All share and per share amounts have been retroactively restated for these stock splits.

(3) For purposes of calculating diluted earnings per share, the assumed conversion of convertible notes is not taken into consideration as it is anti-dilutive. Had the assumed conversion of convertible notes been taken into consideration, $3,209 of interest expense (after-tax) would have been added to net income and 7,429 additional shares of common stock would have been assumed outstanding for the first quarter of 2001.